Results of November 11, 2004 shareholder meeting
 (Unaudited)

A special meeting of shareholders of the fund was held on November 11, 2004.

At the meeting, each of the nominees for Trustees was elected, as follows:

	    	 		Votes			Votes
				For			withheld
Jameson A. Baxter		43,762,901		1,752,192
Charles B. Curtis		43,763,445		1,751,648
Myra R. Drucker			43,698,010		1,817,083
Charles E. Haldeman, Jr.	43,741,894		1,773,199
John A. Hill			43,765,454		1,749,639
Ronald J. Jackson		43,765,482		1,749,611
Paul L. Joskow			43,776,492		1,738,601
Elizabeth T. Kennan		43,749,991		1,765,102
John H. Mullin, III		43,752,155		1,762,937
Robert E. Patterson		43,738,373		1,776,720
George Putnam, III		43,693,604		1,821,489
A.J.C. Smith			43,651,617		1,863,476
W. Thomas Stephens		43,807,793		1,707,299
Richard B. Worley		43,744,307		1,770,786



A proposal to amend the funds fundamental investment restriction with respect to borrowing to allow the fund the investment flexibility permitted by the Investment Company Act was approved as follows:

	Votes		Votes
	for		against		Abstentions
	31,211,273	2,609,612	11,694,208





A proposal to amend the funds fundamental investment restriction with respect to making loans to enhance the funds ability to participate in an interfund borrowing and lending program was approved as follows:

	Votes		Votes
	for		against		Abstentions
	31,385,253	2,375,154	11,754,686



A proposal to amend the funds fundamental investment restriction with respect to diversification of investments to enhance the funds ability to invest in registered investment companies such as Putnam Prime Money Market Fund was approved as follows:

	Votes		Votes
	for		against		Abstentions
	32,598,840	1,334,739	11,581,514





A proposal to amend the funds fundamental investment restriction with respect to senior securities to clarify that permitted securities loans are not prohibited was approved as follows:

	Votes		Votes
	for		against		Abstentions
	31,967,964	1,701,492	11,845,637







A proposal to amend the funds Agreement and Declaration of Trust to permit the fund to satisfy redemption requests other than in cash was adjourned.*



*Since sufficient votes in favor of this proposal were not received as of November 11, 2004, the shareholder meeting with respect to this proposal has been adjourned until no later than January 10, 2005 to permit further solicitation in the Trustees discretion.


All tabulations are rounded to the nearest whole number.